UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 3, 2006

aQuantive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

821 Second Avenue, 18th Floor, Seattle, Washington		98104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-816-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Effective August 3, 2006, aQuantive, Inc., a Washington corporation ("aQuantive"), completed the acquisition of Neue Digitale - Agentur fuer neue Medien GmbH, an entity formed under the laws of the Federal Republic of Germany ("Neue Digitale"), through the purchase of all of the outstanding shares of Neue Digitale. Neue Digitale is an interactive marketing agency based in Frankfurt, Germany. It will be operated as a subsidiary of Avenue A | Razorfish and will be included as part of aQuantive's digital marketing services segment. Neue Digitale - Agentur fuer neue Medien GmbH was renamed Neue Digitale GmbH upon closing.

The total purchase price, which will be paid in cash, will be determined based on an earnout structure. An initial payment of €1 million (approximately $1.282 million US) was paid at closing as an advance on the earnout. aQuantive will also pay the Neue Digitale shareholders an additional amount relating to Neue Digitale’s net asset value calculated as of the date of the acquisition. In addition, aQuantive will pay additional advances on the earnout of € 700,000 (approximately $897,050 US) in October 2007, and €2.7 million (approximately $3.46 million US) in September 2009. The final earnout payment will be determined and become payable to former Neue Digitale shareholders following the end of the three-year period after the closing if specified EBIT goals are achieved.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

aQuantive, Inc.

August 8, 2006	By:	Linda Schoemaker

Name: Linda Schoemaker
Title: Senior Vice President and General Counsel